Exhibit 99.1

News Release

Contact:	FOR IMMEDIATE RELEASE
Dennis Curtin
Weis Markets, Inc.
570-847-3636
Dcurtin@weismarkets.com
Twitter: @WMKSpokesman

WEIS MARKETS ISSUES THIRD QUARTER RESULTS

Sunbury, PA (February 16, 2016) - Weis Markets, Inc. (NYSE:WMK) today reported its third quarter sales increased 4.1% to $711.9 million while its comparable store sales increased 4.0% compared to the third quarter in 2014.

During the thirteen week period ended September 26, 2015, the Company generated $12.8 million in net income, down 5.4%, compared to the same period in 2014. Third quarter earnings per share totaled $.48 compared to $0.50 in 2014.

The Company attributed its sales and comparable sales increases to disciplined promotions tied to its loyalty marketing program which resonated with customers and the expansion of its gas rewards program. In the third quarter, it generated strong sales increases in produce, meat and the health and beauty care category. The Company's sales also benefited from strong store level focus on customer service. The Company's net income was impacted by its move to increase its base hourly associate wage rate as of August 2.

Year-to-Date

For the 39-week period ended September 26, 2015, the Company's sales increased 3.9% to $2.1 billion while comparable store sales increased 3.9% compared to the same 39-week period ended September 27, 2014. Earnings per share increased 5.3% to $1.59 per share while net income increased 5.1% to $42.8 million.

As previously disclosed, the Company discovered potential errors in the application of actuarial methods used to estimate the obligation of future payments resulting from claims due to past events. This occurred during its research of alternative methods to calculate retained claim liability for the Company’s self-insurance programs. The resulting restatement was immaterial to the Company’s 2015 third quarter and year-to-date results. Additional information and impact of this restatement can be found in the Company’s third quarter 10-Q filed with the Securities and Exchange Commission on February 16, 2016.

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About Weis Markets
Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 163 stores in Pennsylvania, Maryland, New Jersey, New York and West Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Third Quarter - 2015
(Unaudited)

	13 Week	13 Week
	Period Ended	Period Ended	Increase
	September 26, 2015	September 27, 2014	(Decrease)
Net Sales	$711,879,000	$683,893,000	4.1%
Income Before Income Taxes	19,159,000	19,967,000	(4.0)%
Provision for Income Taxes	6,371,000	6,456,000	(1.3)%
Net Income	$12,788,000	$13,511,000	(5.4)%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$0.48	$0.50	$(0.02)

	39 Week	39 Week
	Period Ended	Period Ended	Increase
	September 26, 2015	September 27, 2014	(Decrease)
Net Sales	$2,142,685,000	$2,062,894,000	3.9%
Income Before Income Taxes	65,706,000	62,449,000	5.2%
Provision for Income Taxes	22,952,000	21,767,000	5.4%
Net Income	$42,754,000	$40,682,000	5.1%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$1.59	$1.51	$0.08